Exhibit 4.5

SCHEDULE

to the

2002

Master Agreement

dated as of March 29, 2007

between BANK OF MONTREAL,

a bank organized under the laws of Canada (“Party A”)

and

GE CAPITAL CREDIT CARD MASTER NOTE TRUST,

 a statutory trust organized under the laws of the State of Delaware

(“Party B”)

Part 1

Termination Provisions

The only Transaction that will be governed by the terms of this Agreement will be the Class C Swap (as defined in the Indenture Supplement) as documented in the Confirmation, dated as of the date hereof.  Reference to “Transactions” or “Transaction” shall be deemed to be reference to the Class C Swap.

In this Agreement —

(a)                                  “Specified Entity” means in relation to Party A and Party B for the purpose of Sections 5(a)(v), (vi), (vii) and Section 5(b)(v): Not applicable.

(b)                                 “Specified Transaction” will have the meaning specified in Section 14 of this Agreement.

(c)                                  The “Breach of Agreement” provision of Section 5(a)(ii) will not apply to Party B.

(d)           The “Credit Support Default” provision of Section 5(a)(iii) will not apply to Party B.

(e)                                  The “Misrepresentation” provision of Section 5(a)(iv) will not apply to Party B.

(f)                                    The “Default Under Specified Transactions” provision of Section 5(a)(v) will not apply to Party A and will not apply to Party B.

(g)                                 The “Cross Default” provisions of Section 5(a)(vi) will apply to Party A and will not apply to Party B.

“Specified Indebtedness” will have the meaning specified in Section 14, provided that Specified Indebtedness shall not include deposits received in the course of a party’s ordinary banking business.

“Threshold Amount” means, with respect to Party A (or its Credit Support Provider), 3% of shareholders’ equity of Party A as described in its most recently published audited financial statement or its equivalent in any currency.

(h)                                 The “Bankruptcy” provision of Section 5(a)(vii) will apply; provided that with respect to Party B the provisions of Section 5(a)(vii) clauses (2), (7) and (9) will not be applicable as an Event of Default; clause (4) will not apply to Party B to the extent that it refers to proceedings or petitions instituted or presented by Party A or any of its Affiliates; clause(6) will not apply to Party B to the extent that it refers to (i) any appointment that is contemplated or effected by the Indenture (as defined herein) or (ii) any appointment that Party B has not become subject to); clause (8) will not apply to Party B to the extent that it applies to Section 5(a)(vii)(2), (4), (6), and (7) (except to the extent that such provisions are not disapplied with respect to Party B).

(i)                                     The “Force Majeure Event” provision of Section 5(b)(ii) will not apply to Party A and will not apply to Party B.

(j)                                     The “Credit Event Upon Merger” provisions of Section 5(b)(v) will not apply to Party A and will not apply to Party B.

(k)                                  “Tax Event Upon Merger” does not apply to Party A but does apply to Party B as Burdened Party.  Section 6(b)(ii) will apply, provided that the words “or if a Tax Event Upon Merger occurs and the Burdened Party is the Affected Party” shall be deleted.

(l)                                     The “Tax Event” provisions of Section 5(b)(iii) will apply, provided that the words “(1) any action taken by a taxing authority, or brought in a court of competent jurisdiction, on or after a Transaction is entered into (regardless of whether such action is taken or brought with respect to a party to this Agreement) or (2)” shall be deleted.

(m)                               The “Automatic Early Termination” provisions of Section 6(a) will not apply to Party A and will not apply to Party B.

(n)                                 “Termination Currency” means United States Dollars.

(o)                                 Additional Termination Event will apply.  Each of the following shall constitute an Additional Termination Event:

(i)             S&P or Fitch Credit Downgrade.  If at any time (i) the unsecured debt rating of Party A, or its Credit Support Provider, is withdrawn by or reduced below “A” (long term) or “F1” (short term) if Party A is rated by Fitch Ratings (“Fitch”); or (ii) the unsecured debt ratings of Party A, or its Credit Support Provider, are reduced below “A+” (long term) or, if a short term rating is in effect for Party A, or its Credit Support Provider, below “A-1” (short term) by Standard & Poor’s Rating Services (“S&P”) (any of the above referenced reductions in credit status from the reference agencies being herein referred to as a “Downgrade”); then Party A shall promptly notify Party B by

Series 2007-1 (Class C)

telephone (promptly confirmed in writing), and Party B then shall notify the Rating Agencies.  Party A shall then, at its own expense, within 30 days of the date of the Downgrade, subject to Part 5(r), enter into a “Qualifying Substitute Arrangement” (as defined below) to assure performance by Party A of its obligations under the Transactions.  If Party A fails to enter into a Qualifying Substitute Arrangement pursuant to this provision, it shall be an Additional Termination Event in which Party A is the sole Affected Party;

In addition, if at any time the unsecured debt rating of Party A is withdrawn or reduced below “BBB-” (long term) by S&P, then Party A shall promptly notify Party B by telephone (promptly confirmed in writing), and Party B then shall notify the Rating Agencies.  Party A shall then, at its own expense, within 10 Business Days of the date of the downgrade specified in this paragraph, subject to Part 5(r), in addition to posting collateral pursuant to the Credit Support Annex, enter into a “Qualifying Substitute Arrangement” (as defined below) to assure performance by Party A of its obligations under the Transactions or otherwise satisfy the Rating Agency Condition.  If Party A fails to enter into a Qualifying Substitute Arrangement pursuant to this provision, it shall be an Additional Termination Event in which Party A is the sole Affected Party.

“Credit Support” shall mean (i) collateral posted pursuant to the Credit Support Annex or (ii) an unconditional letter of credit, guaranty, surety bond or insurance policy providing for prompt payment of the obligations of Party A and its successors under this Agreement, as amended from time to time, and all Transactions hereunder for their duration from a Credit Support Provider meeting the Counterparty Ratings Requirements, that is valid, binding and enforceable in accordance with its terms.  Notwithstanding the forgoing sentence, posting collateral pursuant the Credit Support Annex shall not be sufficient “Credit Support” for Party A if at any time the unsecured debt rating of Party A, or its Credit Support Provider, is withdrawn or reduced below “BBB-” (long term) by S&P as set forth in the immediately preceding paragraph.

“Counterparty Ratings Requirement” means with respect to any entity, that either such entity or the Credit Support Provider, has (i) (a) a Moody’s long-term unsecured debt rating or counterparty rating of at least “Aa3”, and if a short term rating has been provided, such rating shall be at least “P-1”, and (ii) an S&P long-term unsecured debt rating or counterparty rating of at least “AA-”, and if a short term rating has been provided, such rating shall be at least “A-1”; and, notwithstanding the foregoing, if such entity or its Credit Support Provider, has a Fitch short-term unsecured debt rating, such rating shall be at least “F1” and if such entity or its Credit Support Provider has a Fitch long-term unsecured debt rating, such rating shall be at least “A”.

“Qualifying Substitute Arrangement” shall mean one of the following arrangements satisfactory to Party B:  (i) providing Credit Support to Party B and procure a Ratings Reaffirmation or (ii) procuring a Replacement Transaction and a Ratings Reaffirmation or (iii) satisfying any other remedy permitted by the applicable Rating Agency and procure a Ratings Reaffirmation.

“Ratings Reaffirmation” means a written acknowledgement from each applicable Rating Agency (with the exception of Moody’s who shall be notified in writing on any Qualifying Substitute Arrangement), (i) the then current rating of the Notes will not be reduced or withdrawn notwithstanding the applicable Downgrade or applicable assignments, amendment, modification or waiver in respect of this Agreement, or (ii) the rating of the Notes in effect prior to a Downgrade will be reinstated to the rating in effect prior to the Downgrade.

“Replacement Transaction” means a transaction, with a replacement counterparty meeting the Counterparty Rating Requirement who, at no cost to Party B, shall assume Party A’s position under this Agreement and all Transactions hereunder or replace all Transactions outstanding under this Agreement with Transactions between said replacement counterparty and Party B on identical terms.

(ii)           Moody’s First Rating Trigger Collateral.  Party A has failed to comply with or perform any obligation to be complied with or performed by Party A in accordance with the Credit Support Annex entered into between Party A and Party B in relation to this Agreement and either (x) the Moody’s Second Rating Trigger Requirements do not apply or (y) less than 30 Local Business Days have elapsed since the last time the Moody’s Second Rating Trigger Requirements did not apply.

(iii)          Moody’s Second Rating Trigger Replacement.  (x) The Moody’s Second Rating Trigger Requirements apply and 30 or more Local Business Days have elapsed since the last time the Moody’s Second Rating Trigger Requirements did not apply and (y) (i) at least one Eligible Replacement has made a Firm Offer (which remains capable of becoming legally binding upon acceptance) to be the transferee of a transfer to be made in accordance with Part 5(r) below and/or (ii) at least one entity with the Moody’s First Trigger Required Ratings and/or the Moody’s Second Trigger Required Ratings has made a Firm Offer (which remains capable of becoming legally binding upon acceptance by the offeree) to provide an Eligible Guarantee in respect of all of Party A’s present and future obligations under this Agreement.

“Eligible Guarantee” means an unconditional and irrevocable guarantee that is provided by a guarantor as principal debtor rather than surety and is directly enforceable by Party B, where either (A) a law firm has given a legal opinion confirming that none of the guarantor’s payments to Party B under such guarantee will be subject to withholding for Tax or (B) such guarantee provides that, in the event that any of such guarantor’s payments to Party B are subject to withholding for Tax, such guarantor is required to pay such additional amount as is necessary to ensure that the net amount actually received by Party B (free and clear of any withholding tax) will equal the full amount Party B would have received had no such withholding been required.

“Eligible Replacement” means an entity (A) with the Moody’s First Trigger Required Ratings and/or the Moody’s Second Trigger Required Ratings or (B) whose present and future obligations owing to Party B are guaranteed pursuant to an Eligible Guarantee provided by a guarantor with the Moody’s First Trigger Required Ratings and/or the Moody’s Second Trigger Required Ratings.

“Firm Offer” means an offer which, when made, was capable of becoming legally binding upon acceptance.

“Moody’s Short-term Rating” means a rating assigned by Moody’s under its short-term rating scale in respect of an entity’s short-term, unsecured and unsubordinated debt obligations.

“Relevant Entities” means Party A and any guarantor under an Eligible Guarantee in respect of all of Party A’s present and future obligations under this Agreement.

(A)          The “Moody’s First Rating Trigger Requirements” shall apply so long as no Relevant Entity has the Moody’s First Trigger Required Ratings.

An entity shall have the “Moody’s First Trigger Required Ratings” (x) where such entity is the subject of a Moody’s Short-term Rating, if such rating is “Prime-1” and its long-term, unsecured and unsubordinated debt obligations are rated “A2” or above by Moody’s and (y) where such entity is not the subject of a Moody’s Short-term Rating, if its long-term, unsecured and unsubordinated debt obligations are rated “A1” or above by Moody’s.

(B)           So long as the Moody’s First Rating Trigger Requirements apply, Party A will at its own cost use commercially reasonable efforts to, as soon as reasonably practicable, (x) procure an Eligible Guarantee in respect of all of Party A’s present and future obligations under this Agreement to be provided by a guarantor with the Moody’s First Trigger Required Ratings, (y) transfer to Party B the amount of Eligible Collateral required under the Credit Support Annex or (y) transfer this Agreement in accordance with Part 5(r) below.

(C)           The “Moody’s Second Rating Trigger Requirements” shall apply so long as no Relevant Entity has the Moody’s Second Trigger Required Ratings.

An entity shall have the “Moody’s Second Trigger Required Ratings” (x) where such entity is the subject of a Moody’s Short-term Rating, if such rating is “Prime-2” or above and its long-term, unsecured and unsubordinated debt obligations are rated “A3” or above by Moody’s and (y) where such entity is not the subject of a Moody’s Short-term Rating, if its long-term, unsecured and unsubordinated debt obligations are rated “A3” or above by Moody’s.

(D)          So long as the Moody’s Second Rating Trigger Requirements apply, Party A will at its own cost use commercially reasonable efforts to, as soon as reasonably practicable, either (x) procure an Eligible Guarantee in respect of all of Party A’s present and future obligations under this Agreement to be provided by a guarantor with the Moody’s First Trigger Required Ratings and/or the Moody’s Second Trigger Required Ratings or (y) transfer this Agreement in accordance with Part 5(r) below, and in both the case of (x) and (y), transfer to Party B the amount of Eligible Collateral required under the Credit Support Annex.

In the event of an Early Termination Date in respect of a Party A Downgrade, a Moody’s First Rating Trigger Replacement or a Moody’s Second Rating Trigger Replacement and the entering into by Party B of alternative swap arrangements, Party A shall pay all reasonable out-of-pocket expenses, including legal fees and stamp taxes, relating to the entering into of such alternative swap arrangements.

(iv)          Failure by Party A to comply with or perform in all material respects any agreement or undertaking to be complied with or performed by the Swap Provider in accordance with the Indemnification and Disclosure Agreement dated as of March 29, 2007 between Party A and RFS Holding, L.L.C., with Party A as the sole Affected Party.

 (p)          Discontinued Agency.  If one of the foregoing credit rating agencies ceases to be in the business of rating Debt Securities and such business is not continued by a successor or assign of such agency

(“Discontinued Agency”) ratings shall not be deemed withdrawn hereunder, and Party A and Party B shall use their best efforts to  jointly (i) select a nationally-recognized credit rating agency in substitution thereof and (ii) agree on the rating level issued by such substitute agency that is equivalent to the ratings specified herein of the Discontinued Agency, whereupon such substitute agency and equivalent rating shall replace the Discontinued Agency and the rating level thereof for the purposes of this Agreement. If at any time all of the agencies specified herein with respect to a party have become Discontinued Agencies and Party A and Party B have not previously agreed in good faith on at least one agency and equivalent rating in substitution for each Discontinued Agency and the applicable rating thereof, the Downgrade provisions of Part 1(m)(i) shall cease to apply to the parties until a substitute agency is agreed upon as described above.

Part 2

Tax Representations

(a)                                  Payer Tax Representation.  For the purpose of Section 3(e) of this Agreement, Party A and Party B make the following representation:

It is not required by applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section9(h) of this Agreement) to be made by it to the other party under this Agreement.  In making this representation, it may rely on:

(i)            the accuracy of any representations made by the other party pursuant to Section 3(f) of this Agreement;

(ii)           the satisfaction of the agreement of the other party contained in Section 4(a)(i) or 4(a)(iii) of this Agreement and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of this Agreement; and

(iii)          the satisfaction of the agreement of the other party contained in Section 4(d) of this Agreement;

except that it will not be a breach of this representation where reliance is placed on clause (ii) above and the other party does not deliver a form or document under Section 4(a)(iii) of this Agreement by reason of prejudice to its legal or commercial position.

(b)                                 Payee Tax Representations.  For the purpose of Section 3(f) of this Agreement, Party A and/or Party B make the representations specified below:

(i)                                     Party A makes the following representation when any office other than an office located in the United States is party to the trade:

(a)              It is fully eligible for the benefits of the “Business Profits” or “Industrial and Commercial Profits” provision, as the case may be, the “Interest” provision and/or the “Other Income” provision (if any) of the Specified Treaty with respect to any payment described in such provision and received or to be received by it in connection with this Agreement and no such payment is attributable to a trade or business carried on by it through a permanent establishment in the Specified Jurisdiction.

If such representation applies, then:

“Specified Treaty” means with respect to Party A The Income Tax Convention between the United States of America and Canada.

“Specified Jurisdiction” means with respect to Party A, the United States of America.

(b)             It is a “non-U.S. branch of a foreign person” (as that term is used in section 1.1441-4(a)(3)(ii) of United States Treasury Regulations) for United States federal income tax purposes.

(c)                No portion of any payment received or to be received by it in connection with this Agreement will be effectively connected with the conduct of a trade or business in the United States.

(ii)                                  Party A makes the following representations when an office in the United States is a party to the transaction:

(a)              It is a “foreign person” (as that term is used in section 1.6041-4(a)(4) of United States Treasury Regulations) for United States federal income tax purposes.

(b)             Each payment received or to be received by it in connection with this Agreement will be effectively connected with its conduct of a trade or business in the United States.

(iii)                               Party B makes the following representations:

(a)              It is fully eligible for the benefits of the “Business Profits” or “Industrial and Commercial Profits” provision, as the case may be, the “Interest” provision and/or the “Other Income” provision (if any) of the Specified Treaty with respect to any payment described in such provision and received or to be received by it in connection with this Agreement and no such payment is attributable to a trade or business carried on by it through a permanent establishment in the Specified Jurisdiction.

If such representation applies, then:

“Specified Treaty” means with respect to Party B, the Income Tax Convention between Canada and the United States of America.

“Specified Jurisdiction” means with respect to Party B, the Canada.

(b)             It is a “U.S. person” (as that term is used in section 1.1441-4(a)(3)(ii) of United States Treasury Regulations) for United States federal income tax purposes and an “Exempt recipient” within the meaning of section 1.6049-4(c)(1)(ii) of United States Treasury Regulations.

 (c)                               Modified Tax Provisions.  Party B’s obligations under Section 2(d)(i) of this Agreement shall be limited to complying with clauses (1), (2) and (3) thereof and Party B shall not be obligated to pay any amount that would otherwise be owing by it under clause (4).  Notwithstanding the definition of “Indemnifiable Tax” in Section 14 of this Agreement, in relation to Payments by

Party A, any Tax shall be an Indemnifiable Tax and, in relation to payments by Party B, no Tax shall be an Indemnifiable Tax.

Part 3

Agreement to Deliver Documents

For the purpose of Sections 4(a)(i) and (ii) of this Agreement, each Party agrees to deliver the following documents, as applicable:

(a)                                  Tax forms, documents or certificates to be delivered are:

Party Required		Date by	Covered by
to Deliver	Form/Document/	which to be	§(3)(d)
Documents	Certificate	delivered	Representation

Party A and Party B	For Party A, a duly executed United States Internal Revenue Service Form W-8BEN and W-8ECI (or successor thereto) and for Party B, IRS Form W-9	(i) Upon execution of the Agreement, (ii) upon knowledge that such document is obsolete or inaccurate and (iii) thereafter, upon request of the other party.	N/A

(b)                                 Other documents to be delivered are:

Party Required to Deliver Documents	Form/Document/ Certificate	Date by which to be delivered	Covered by §(3)(d) Representation

Party A

A copy of the most recent annual report of containing audited consolidated financial statements of Party A for such fiscal year certified by independent certified public accountants and prepared in accordance with generally accepted accounting principles (“GAAP”) in the party’s country of organization, or, in lieu thereof, a copy of such party’s most recent Form 10-K as filed with the Securities and Exchange Commission (if any such statement is produced).

		Upon request by Party B after publicly available.	Yes

Party A

Quarterly Financial Statements of Party A containing unaudited, consolidated financial statements of such party’s fiscal quarter prepared in accordance with generally accepted accounting principles in the country in which Party A is organized.

		Upon request by Party B after publicly available.	Yes

Party A and Party B	Incumbency certificate or other documents evidencing the authority of the party entering into this Agreement or any other document executed in connection with this Agreement.	Concurrently with the execution of this Agreement or of any other documents executed in connection with this Agreement.	Yes

Party A and Party B	Legal opinion in a form satisfactory to the other party.	Upon or promptly following execution of the Agreement.	No

Part 4

Miscellaneous

(a)                                  Addresses for Notices.  For the purpose of Section 12(a) of this Agreement:
Address for notices or communications to Party A:

Address:	Bank of Montreal
130 Adelaide Street West, Suite 500
Toronto, Ontario M5H 4E1
Canada

Attention:	Manager, Confirmations
Facsimile:	(416) 867 4778/6827
Telephone:	(416) 867 7173

Any other notice sent to Party B (including without limitation, any notice in connection with Section 5, 6 or 9(b)) shall be copied to the following address:

Address:	Bank of Montreal
24th Floor
100 King Street West
Toronto, Ontario M5X 1H3

Attention:	Managing Director, Documentation
Telephone:	(416) 867-4710
Facsimile:	(416) 956-2318

(For all purposes).

Address for notices or communications to Party B:

Address:	GE Capital Credit Card Master Note Trust
c/o General Electric Capital Corporation, as Administrator
777 Long Ridge Road, Building B
Stamford, CT 06927

Attention:	Manager Operations - Securitization
Telephone:	203-585-6838
Facsimile:	203-585-6564

Address for notices or communications to Fitch:

Fitch Ratings
Attn:  Cynthia Ullrich
1 State Street Plaza 32 FL
New York, NY 10004
cynthia.ullrich@fitchratings.com
cc:  surveillance-abs-consumer@fitchratings.com
Fax:212-514-9879

Telephone:212-908-0609

(b)                                 Process Agent.  For the purpose of Section 13(c) of this Agreement:

Party A appoints as its Process Agent: its Office at 3 Times Square, New York, New York  10036

Party B appoints as its Process Agent:  Not applicable.

(c)                                  Offices.  The provisions of Section 10(a) shall apply to this Agreement.

(d)                                 Multibranch Party.  For the purpose of Section 10(b), Party A is not a Multibranch Party and may act through its Chicago Office.  Party B is not a Multibranch Party.

(e)                                  Calculation Agent.  The Calculation Agent shall be Party A.

(f)                                    Credit Support Document.  Details of any Credit Support Document:

Party A:      The Credit Support Annex, annexed hereto and any Eligible Guarantee, if any.

Party B:      Not applicable.

(g)                                 Credit Support Provider.

Credit Support Provider means in relation to Party A:   Any guarantor under the Eligible Guarantee, if any.

Credit Support Provider means in relation to Party B:   Not applicable.

(h)                                 Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of New York without reference to choice of law doctrine.

(i)                                     Netting of Payments.  “Multiple Transaction Payment Netting” will not apply for the purpose of Section 2(c) of this Agreement to all Transactions (in each case starting from the date of this Agreement).

(j)                                     “Affiliate” will have the meaning specified in Section 14; provided that Party B is deemed to have no Affiliates.

(k)                                  Absence of Litigation. For the purpose of Section 3(c):—

“Specified Entity” means in relation to Party A: Not applicable.

“Specified Entity” means in relation to Party B:  Not applicable.

(l)                                     No Agency.  The provisions of Section 3(g) will apply to this Agreement.

(m)                               Additional Representations will apply.  For the purpose of Section 3 of this Agreement, the following will constitute an Additional Representation:—

(i)            Non-Reliance.  It is acting for its own account, and it has made its own independent decisions to enter into that Transaction and as to whether that Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary.  It is not relying on any communication (written or oral) or the other party as investment advice or as a recommendation to enter into that Transaction, it being understood that information and explanations related to the terms and conditions of a Transaction will not be considered investment advice or a recommendation to enter into that Transaction.  No communication (written or oral) received from the other party will be deemed to be an assurance or guarantee as to the expected results of that Transaction.

(ii)           Assessment and Understanding.  It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of that Transaction.  It is also capable of assuming, and assumes, the risks of that Transaction.

(iii)          Status of Parties. The other party is not acting as a fiduciary for or an adviser to it in respect of that Transaction.

(iv)          Eligible Contract Participant. It is an “eligible contract participant” as defined in Section la(12) of the Commodity Exchange Act, as amended.

(n)                                 Consent to Recording.  Each party (i) consents to the recording of the telephone conversations of trading and marketing personnel of the parties in connection with this Agreement or any potential Transaction, (ii) agrees to obtain any necessary consent of, and give notice of such recording to, such personnel and (iii) agrees, to the extent permitted by applicable law, that recordings may be submitted in evidence in any Proceedings.

Part 5

Other Provisions

(a)                            Recourse and Ranking.  The obligations of Party B under this Agreement, and under any Transaction executed hereunder, are solely the obligations of Party B.  No recourse shall be had for the payment of any amount owing in respect of any Transaction or any other obligation or claim arising out of or based upon this Agreement against any member, employee, officer, director or agent of Party B.  Any accrued obligations owing by Party B under this Agreement and any Transaction shall be payable by Party B solely to the extent that funds are available therefor from time to time in accordance with the provisions of the Indenture; and, following realization of the Trust Estate, any claims of Party A against Party B shall be extinguished.  Notwithstanding any provisions contained in this Agreement to the contrary, Party B shall not be obligated to pay any amount pursuant to this Agreement unless Party B has received funds which may be used to make such payment in accordance with the Indenture.  Any amount which Party B does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in §101 of the Bankruptcy Code) against or corporate obligation of Party B for any such insufficiency unless and until such payment is permitted under such preceding sentence.

(b)                                 Limitation of Defaults and Termination.   Notwithstanding the terms of Sections 5 and 6 of this Agreement, Party A shall be entitled to designate an Early Termination Date pursuant to Section 6 of this Agreement only as a result of the occurrence of an Event of Default set forth in Section 5(a)(i) or 5(a)(vii)(4) with respect to Party B as the Defaulting Party or a Termination Event set forth in Sections 5(b)(i) or 5(b)(iii) of this Agreement with respect to Party A as the Affected Party.

(c)                                  No Bankruptcy Petition Against Party B.  Party A hereby covenants and agrees that, prior to the date which is one year and one day after all the Notes (or any rated securities) issued by Party B under the Indenture have been paid in full it will not institute against, or join any other Person in instituting against, Party B any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.

(d)                                 Transfers.  Party A consents to the pledge and assignment by Party B of its rights hereunder and under any Transaction to the Indenture Trustee.

(e)                                  Additional Tax Provisions.  The definition of “Indemnifiable Tax” in Section 14 of this Agreement is modified by adding the following at the end thereof:

Notwithstanding the foregoing, “Indemnifiable Tax” also means any Tax imposed in respect of a payment under this Agreement by reason of a Change in Tax Law by a government or taxing authority of a Relevant Jurisdiction of the party making such payment, unless the other party is incorporated, organized, managed and controlled or considered to have its seat in such jurisdiction, or is acting for purposes of this Agreement through a branch or office located in such jurisdiction.

(f)                                    Definitions.  Reference is hereby made to the 2000 ISDA Definitions (the “2000 Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”), which are hereby incorporated by reference herein and shall be deemed to be incorporated in each Confirmation hereunder, unless otherwise specified in a Confirmation. Any terms used and not otherwise defined herein which are contained in the 2000 Definitions shall have the meaning set forth therein.  Capitalized terms used and not otherwise defined herein or in the Agreement or the 2000 Definitions shall have the meanings assigned to them in the Indenture, dated as of September 25, 2003, among Party B, as Issuer, and Deutsche Bank Trust Company Americas, as Indenture Trustee, as supplemented by the Series 2007-1 Indenture Supplement, dated as of the date hereof, as amended or supplemented from time to time (collectively, the “Indenture”).

(g)                                 Jurisdiction.  Section 13(b) of this Agreement is hereby amended by: (i) deleting the word “non-“ in the second line of subparagraph (i)(2) thereof; (ii) adding the words “except as necessary to pursue enforcement of the judgment of any such court in other jurisdictions” to the last line of subparagraph (i)(2) thereof and (iii), deleting paragraph (iii) thereof.

(h)                                 Waiver of Contractual Right of Setoff.  Without affecting the provisions of this Agreement requiring the calculation of certain net payment or closeout amounts, notwithstanding any provision of this Agreement or any other existing or future agreement, each party irrevocably waives any and all contractual rights it may have to set off, recoup or otherwise withhold or suspend or condition payment or performance of any obligation between the two parties hereunder against any obligations between the two parties under any other agreements.

(i)                               Waiver of Right to Trial by Jury.  Each party irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to trial by jury of any claim, demand or cause of action relating in any way to this Agreement or any Credit Support Document, whether sounding in contract or tort or otherwise, and agrees that either party may file a copy of this section with any court as evidence of the waiver of its jury trial rights.

(j)                                     Conditions Precedent.  Section 2(a)(iii)(1) of the Agreement shall not apply to the obligations of Party A unless an Event of Default set forth in Sections 5(a)(i) or 5(a)(vii)(4) with respect to Party B has occurred and is continuing.

(k)                                  Amendment to Indenture.  Party B agrees that it shall not amend, modify or waive any provisions in the Indenture (or the Servicing Agreement) without the consent of Party A if such amendment, modification or waiver would materially adversely affect the value of any Transactions to Party A or any of Party A’s rights or obligations under this Agreement or any Transaction, modify the obligations of Party B under this Agreement or any Transaction, or impair the ability of Party B to fully perform any of Party B’s obligations, under this Agreement or any Transaction, as determined by Party B in its sole discretion.  Party B agrees to provide notice of any such amendment, modification or waiver to Party A and copies of any other amendments, modifications or waivers following the execution thereof.

(l)                                     Method of Notice.  Section 12(a)(ii) of this Agreement is deleted in its entirety.

(m)                               Limitation on Liability of Trustee.  It is expressly understood and agreed by the parties hereto that (a) this Agreement is executed and delivered by The Bank of New York (Delaware), not individually or personally but solely as trustee of GE Capital Credit Card Master Note Trust (the “Trust”), in the exercise of the powers and authority conferred and vested in it, (b) each of the representations, undertakings and agreements herein made on the part of the Trust is made and intended not as personal representations, undertakings and agreements by The Bank of New York (Delaware) but is made and intended for the purpose of binding only the Trust, (c) nothing herein contained shall be construed as creating any liability on The Bank of New York (Delaware), individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under the parties hereto and (d) under no circumstances shall The Bank of New York (Delaware) be personally liable for the payment of any indebtedness or expenses of the Trust or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Trust under this Master Agreement or any other related documents.

(n)                                 Payment and Consent Notices.           Party B shall provide Party A with copies of all notices given under the Indenture (i) pertaining to payment(s) that relate to or mention Party A and/or (ii) concerning matters requiring the consent of Party A.  Additionally, upon request, Party B shall provide Party A with any other notices which could be requested by the holders of any Note.

(o)                                 Part 1(o).  Party A acknowledges the various provisions set forth in Part 1(o) hereof in connection with a Downgrade (as set forth therein).  Party A agrees to act in good faith and in a commercially reasonable manner in this regard.

(p)                                 Notice.  Party B agrees to provide notice to S&P of any transfers or amendments to this Agreement.  This Agreement shall not be amended, no Early Termination Date shall be effectively designated by Party B, and no transfer of any rights or obligations under this Agreement shall be made (other than a transfer of all of Party A’s rights and obligations pursuant to Part 5(r) below unless Moody’s has been given prior written notice of such amendment, designation or transfer.

(q)                                 Rating Agency Condition.  No transfers, assignments, amendment, modification or waiver in respect of this Agreement will be effective unless, in addition to meeting the requirements otherwise set forth herein, a Ratings Reaffirmation has been obtained.

(r)            Transfers.

(i)            Section 7 of this Agreement shall not apply to Party A and, subject to Section 6(b)(ii) and Part 5(r)(ii) below, Party A may not transfer (whether by way of security or otherwise) any interest or obligation in or under this Agreement without the prior written consent of Party B.

(ii)           Subject to Part 5(q) above, Party A may (at its own cost) transfer all or substantially all of its rights and obligations with respect to this Agreement to any other entity (a “Transferee”) that is an Eligible Replacement, provided that Party B shall determine in its sole discretion, acting in a commercially reasonable manner, whether or not a transfer relates to all or substantially all of Party A’s rights and obligations under this Agreement.  Following such transfer, all references to Party A shall be deemed to be references to the Transferee.

(iii)          If an entity has made a Firm Offer (which remains capable of becoming legally binding upon acceptance) to be the transferee of a transfer to be made in accordance with (ii) above, Party B shall (at Party A’s cost) at Party A’s written request, take any reasonable steps required to be taken by it to effect such transfer.

(s)                                  (i)            The definition of “Close-Out Amount” shall be deleted in its entirety and replaced with the following, with respect to any Early Termination Date resulting from an Event of Default or Additional Termination Event in which Party A is the Defaulting Party or sole Affected Party:

“Close-Out Amount” means an amount (as determined by Party B) equal to the Termination Currency Equivalent of the amount (whether positive or negative) of any Eligible Firm Offer for the relevant Terminated Transaction or group of Terminated Transactions that is accepted by Party B so as to become legally binding, Provided that:

(1)                                  If, on the day falling ten Local Business Days after the day on which the Early Termination Date is designated or such later day as Party B may specify in writing to Party A (but in either case no later than the Early Termination Date) (such day the “Latest Settlement Amount Determination Day”), no Eligible Firm Offer for the relevant Terminated Transaction or group of Terminated Transactions has been accepted by Party B so as to become legally binding and one or more Eligible Firm Offers have been made and remain capable of becoming legally binding upon acceptance, the Close-Out Amount shall equal the Termination Currency Equivalent of the amount (whether positive or negative) of the lowest of such Eligible Firm Offers; and

(2)                                  If, on the Latest Settlement Amount Determination Day, no Eligible Firm Offer for the relevant Terminated Transaction or group of Terminated Transactions is accepted by Party B so as to become legally binding and no Eligible Firm Offers have been made and remain capable of becoming legally binding upon acceptance, the Close-Out Amount shall equal Party B’s Loss (as defined in the 1992 ISDA Master Agreement) (whether positive or negative and without reference to any Unpaid amounts) for the relevant Terminated Transaction or group of Terminated Transactions.”

(ii)           “Eligible Firm Offer” means, with respect to one or more Terminated Transactions, a Firm Offer which is (1) made by a leading dealer in the relevant market selected by Party B (a “Reference Market-maker”) that satisfies the Counterparty Ratings Requirement, (2) for an amount that would be paid to Party B (expressed as a negative number) or by Party B (expressed as a positive number) in consideration of an agreement between Party B and such Reference Market-maker to enter into a Replacement Transaction that would have the effect of preserving for such party the economic equivalent of any payment or delivery (whether the underlying obligation was absolute or contingent and assuming the satisfaction of each applicable condition precedent) by the parties under Section 2(a)(i) in respect of such Terminated Transactions or group of Terminated Transactions that would, but for the occurrence of the relevant Early Termination Date, have been required after that Date, (3) made on the basis that Unpaid Amounts in respect of the Terminated Transaction or group of Transactions are to be excluded but, without limitation, any payment or delivery that would, but for the relevant Early Termination Date, have been required (assuming satisfaction of each applicable condition precedent) after that Early Termination Date is to be included and (4) made in respect of a Replacement Transaction with terms substantially the same as those of this Agreement (save for the exclusion of provisions relating to Transactions that are not Terminated Transactions).

Please confirm your agreement to the terms of the foregoing Schedule by signing below.

BANK OF MONTREAL

By:	/s/ T. O’Driscoll
	Name:	T. O’Driscoll
	Title:	Managing Director
Documentation

GE CAPITAL CREDIT CARD MASTER NOTE TRUST

By:	The Bank of New York (Delaware), not in
its individual capacity but solely as Trustee

By:	/s/ JoAnn C. DiOssi
	Name:	JoAnn C. DiOssi
	Title:	Vice President